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                                                                    EXHIBIT 99.1

                                              NEWS RELEASE
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(INTEGRATED ELECTRICAL SERVICES, INC. LOGO)   Contacts: H. Roddy Allen, CEO
                                                        Integrated Electrical Services, Inc.
                                                        713-860-1500

                                                        Ken Dennard / ksdennard@drg-e.com
                                                        Karen Roan / kcroan@drg-e.com
                                                        DRG&E   /   713-529-6600
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                    INTEGRATED ELECTRICAL SERVICES ANNOUNCES
                           SALE OF TWO BUSINESS UNITS

         HOUSTON -- DECEMBER 10, 2004 -- Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has completed the sale of substantially all of the assets of two of its commercial business units for a sale price of approximately $7.5 million in cash. These units, based in Texas and Oklahoma, were included in the company's October 28, 2004 press release which indicated that IES planned to divest several commercial businesses with combined 2004 revenues of approximately $289 million.

         Roddy Allen, IES' CEO, commented, "I am pleased to announce these additional sales, as it shows our diligence in moving forward with our strategic plan to improve IES' profitability and operating efficiency. We will continue to provide regular updates to the market on our divestiture progress."

         During 2004, the two units sold had combined revenues and operating income of $38.7 million and $1.5 million, respectively. The net proceeds from these sales will be used to retire IES' senior secured indebtedness.

         On a cumulative basis since November 29, 2004, IES has completed three sales and received approximately $11.5 million in cash. During fiscal 2004, these units produced combined revenues of $57.6 million and operating income of $1.1 million.

         Integrated Electrical Services, Inc. is a leading national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.


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This press release includes certain statements, including statements relating to the Company's expectations of its future operating results that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future results, potential consequences of late filing of the Company's quarterly report on Form 10-Q/10-K and associated defaults under the Company's debt and financial covenants, potential difficulty in addressing material weaknesses in the Company's accounting systems that have been identified to the Company by its independent auditors, the possible need for a restatement of prior year periods if amounts are determined to be material, the potential inability to obtain an amendment from its credit facility participants could have a material adverse impact on the Company's financial position, results of operations or cash flows, potential limitations on access to the line under the credit facility, litigation and uncertainties, fluctuations in operating results because of downturns in levels of construction, incorrect estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, general level of the economy, increases in the level of competition from other major electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreement with its surety bonding company to provide sufficient bonding capacity, the uneconomic collateral requirements of the surety in order to obtain surety bonding, risk associated with failure to provide surety bonds on jobs where the company has commenced work or is otherwise contractually obligated to provide surety bonds, loss of key personnel, inability to reach agreement for planned sales of assets on a timely basis, difficulty in integrating new types of work into existing subsidiaries, errors in estimating revenues and percentage of completion on contracts, and weather and seasonality. The foregoing and other factors are discussed and should be reviewed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended September 30, 2003.


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